                           NEUBERGER & BERMAN INCOME FUNDS
                               ADMINISTRATION AGREEMENT

                                     SCHEDULE A


              The Series of Neuberger & Berman Income Funds currently subject to this Agreement are as follows:


     Neuberger & Berman Cash Reserves
     Neuberger & Berman Government Money Fund
     Neuberger & Berman Limited Maturity Bond Fund
     Neuberger & Berman Municipal Money Fund
     Neuberger & Berman Municipal Securities Fund
     Neuberger & Berman New York Insured Intermediate Fund
     Neuberger & Berman Ultra Short Bond Fund










     Dated:  December 20, 1995